UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2014

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 4, 2014, the board of directors of Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) adopted the Second Amended and Restated Class A, W and I Share Redemption Program (the “Amended AWI SRP”). The Amended AWI SRP will become effective on January 1, 2015.

Under the Amended AWI SRP, a quarterly cap is now imposed on the aggregate “net redemptions” of our Class A, Class W and Class I share classes equal to the amount of shares of such classes with a value (based on the redemption price per share on the day the redemption is effected) of up to 5% of the aggregate net asset value (“NAV”) of the outstanding shares of such classes as of the last day of the previous calendar quarter (the “Quarterly Cap”). We use the term “net redemptions” to mean, for any quarter, the excess of our share redemptions (capital outflows) of our Class A, Class W and Class I share classes over the share purchases net of sales commissions (capital inflows) of such classes in any ongoing public offering of Class A, Class W or Class I shares, whether in a primary offering or pursuant to the Company’s distribution reinvestment plan (the “Offering”). Measuring redemptions on a net basis will allow us to provide our stockholders with more liquidity during quarters when we are experiencing inflows of capital. On any business day during a calendar quarter, the maximum amount available for redemptions under the Quarterly Cap will be equal to (1) 5% of the NAV of our outstanding Class A, Class W and Class I shares, calculated as of the last day of the previous calendar quarter, plus (2) proceeds from sales of new Class A, Class W and Class I shares in the Offering (including reinvestment of distributions but net of sales commissions) since the beginning of the current calendar quarter, less (3) proceeds paid to redeem shares of such classes since the beginning of the current calendar quarter through the prior business day. The Quarterly Cap will be monitored each business day by us based on reports from our transfer agent, which will provide daily updated information on the proceeds from sales of new shares and the redemption proceeds paid by us. If the Quarterly Cap is reached during a given day, redemptions will be satisfied pro rata on that day and we will no longer redeem shares for the remainder of the quarter, regardless of additional share purchases by investors for the remainder of such quarter.

However, for each future quarter, our board of directors reserves the right to choose whether the Quarterly Cap will be applied to “gross redemptions,” meaning, for any class and any quarter, amounts paid to redeem shares of such class since the beginning of such calendar quarter, or “net redemptions.” In order for the board of directors to change the application of the Quarterly Cap from net redemptions to gross redemptions or vice versa, we will notify stockholders through a prospectus supplement and/or a special or periodic report filed with the Commission, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply.

In addition, for each future quarter, our board of directors reserves the right to choose whether the Quarterly Cap and the “net redemptions” test will be applied to our Class A, Class W and Class I shares on a class-specific basis rather than on the aggregate basis described above. If our board of directors chooses to have the Quarterly Cap and the “net redemptions” test apply on a class-specific basis, then “net redemptions” of our Class A, Class W and Class I share classes will mean, for any class and any quarter, the excess of our share redemptions (capital outflows) of such class over the share purchases net of sales commissions (capital inflows) of such class in the Offering (which includes purchases through our distribution reinvestment plan). Further, the Quarterly Cap will mean a quarterly cap on the “net redemptions” of each of our Class A, Class W and Class I share classes equal to the amount of shares of such class with an aggregate value (based on the redemption price per share on the day the redemption is effected) of up to 5% of the NAV of the outstanding shares of such class as of the last day of the previous calendar quarter. In order for the board of directors to change the application of the Quarterly Cap and the “net redemptions” test from being applied to our Class A, Class W and Class I shares on an aggregate basis among Class A, Class W and Class I shares, taken together, to a class-specific basis, or vice versa, we will notify stockholders through a prospectus supplement and/or a special or periodic report filed with the Commission, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply.

The Amended AWI SRP also clarifies that no assurance can be given that we will maintain the allocation to liquid assets intended to generally be maintained under normal circumstances, as described in the plan.

The full text of the Amended AWI SRP is filed as Exhibit 4.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

4.1	Second Amended and Restated Class A, W and I Share Redemption Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

December 17, 2014

	By:	/s/ M. KIRK SCOTT
M. Kirk Scott Chief Financial Officer